Exhibit 99.1

Independent Bank Corp. Reports $13.4 Million of First Quarter Net Income and GAAP Diluted EPS of $0.56

ROCKLAND, Mass.--(BUSINESS WIRE)--April 17, 2014--Independent Bank Corp. (NASDAQ: INDB), parent of Rockland Trust Company, today announced 2014 first quarter net income of $13.4 million, or $0.56 per diluted share, as compared to $10.6 million, or $0.45 per diluted share, in the prior quarter.

Both quarters contained items, such as gains on life insurance benefits, merger and acquisition expenses and impairment on acquired facilities, which the Company considers non-core. When excluding such items, net operating earnings for the first quarter were $12.1 million, or $0.51 per diluted share, versus the prior quarter’s net operating earnings of $14.2 million, or $0.61 per diluted share. First quarter results were impacted by a charge-off on a single commercial real estate loan.

“Due to the extraordinary customer service provided by my many colleagues, Rockland Trust has started 2014 with strong loan and deposit growth,” said Christopher Oddleifson, President and Chief Executive Officer of Independent Bank Corp. and Rockland Trust Company. “Rockland Trust is well respected throughout eastern Massachusetts and Rhode Island and is increasingly viewed as the bank of choice in the markets we serve. While the competitive environment remains challenging, we anticipate that Rockland Trust’s disciplined approach and relentless attention to fundamentals has us well positioned for continued growth and success.”

BALANCE SHEET

Total assets of $6.2 billion at March 31, 2014 increased by $126.7 million, or 2.1% from the prior quarter and by $504.8 million, or 8.8%, as compared to the year ago period, inclusive of the acquisition of Mayflower Bancorp, Inc. (“Mayflower”).

Total loans of $4.8 billion at March 31, 2014 increased by $89.0 million, or 7.6% on an annualized basis, from the prior quarter, and increased by $319.8 million, or 7.1%, when compared to the year ago period. The commercial loan portfolio continued to be the major driver increasing by $88.6 million, or 10.8% on an annualized basis, from the fourth quarter of 2013. The commercial and industrial component was especially strong, growing by nearly 20% on an annualized basis during the first quarter, as compared to the linked quarter.

Total deposits of $5.1 billion at March 31, 2014 increased by $127.8 million, or 10.4% on an annualized basis, during the first quarter, as compared to the linked quarter and by $562.8 million, or 12.4%, when compard to the year ago period, inclusive of the Mayflower acquisition. Strong deposit growth was led heavily by the core deposit categories, which increased by $146.2 million, or 13.9% on an annualized basis, from the prior quarter, and as of March 31, 2014, represented 85.6% of total deposits. The total cost of deposits decreased slightly to 0.22% for the quarter as compared to 0.23% in the linked quarter, and 0.24% in the year ago quarter, reflecting the Company’s continued emphasis on lower cost funding sources.

The securities portfolio increased by $16.3 million to $723.8 million at March 31, 2014 compared to the quarter ended December 31, 2013, and continues to represent 11.6% of total assets at March 31, 2014. Security purchases continue to be primarily comprised of agency mortgage-backed securities.

Stockholders’ equity at March 31, 2014 rose to $602.6 million, an increase of 1.9% from the prior quarter. As compared to the year ago period, stockholders’ equity has increased by $65.0 million, or 12.1%. The strong growth in capital led to an increase in the Company’s tangible book value per share, which increased $0.43 in the quarter to $17.61. The Company’s estimated tangible common ratio for the quarter of 6.96% is consistent with the prior quarter.

NET INTEREST INCOME

Net interest income was $47.6 million for the first quarter of 2014, compared to $46.9 million in the linked quarter. During the first quarter, the Company’s net interest margin increased by 4 basis points to 3.49%, benefiting from stable earning asset yields, a slightly lower cost of funds, and a lower average cash position, as some excess cash was used to pay down borrowings.

NONINTEREST INCOME

The Company recorded noninterest income of $17.5 million during the first quarter of 2014 which is consistent with the prior quarter levels. Significant changes in noninterest income included the following:

  Deposit account fees decreased by $417,000, or 8.7%, due to a decrease in overdraft fees driven largely by seasonal spending trends by customers.
  Investment management income increased by $187,000, or 4.2%, primarily due to strong sales, particularly in the retail channel, as well as continued growth in assets under administration, which were $2.3 billion at March 31, 2014, a 2.8% increase from the linked quarter.
  Mortgage banking income decreased $454,000, or 48.3%, reflective of the decline in volume during the quarter, as well as a decrease of approximately $100,000 related to the change in fair value of the mortgage servicing asset.
  The Company recorded gains on life insurance benefits in the amount of $1.6 million for the quarter, as compared to $227,000 in the prior quarter.
  During the fourth quarter of 2013, the Company recognized a gain of $258,000 on the sale of two private label collateralized mortgage obligations. There were no such sales during the first quarter of 2014.
  Other noninterest income decreased by $350,000 or 15.5%, due to decreases in (i) capital gain distributions on equity securities used to fund the Company’s Rabbi Trust of $260,000, (ii) gains on sale of other real estate owned of $171,000, and (iii) 1031 exchange fees of $127,000 recorded in the prior quarter. These decreases were offset by increases in gains on sale of fixed assets of $244,000.

NONINTEREST EXPENSE

The Company recorded noninterest expense of $41.9 million during the first quarter of 2014 which represents a $6.0 million, or 12.4%, decrease from the prior quarter. Significant changes in noninterest expense included the following:

  Merger and acquisition expenses were only $77,000 for the first quarter, as compared to $6.2 million in the prior quarter, all of which were related to the Mayflower acquisition which closed in November of 2013.
  Occupancy and equipment expense increased $1.2 million, or 25.2%, due to higher snow removal costs of $681,000 and impairment on acquired facilities of $503,000.
  Other noninterest expenses decreased by $1.3 million, or 10.7%, mainly due to decreases in consultant fees of $472,000, a decrease in loan work-out costs of $361,000, and a decrease in debit card expense of $171,000 due to lower volume.

The Company generated a return on average assets and a return on average common equity of 0.88% and 9.02%, respectively, in the first quarter, as compared to 0.70% and 7.29% in the fourth quarter of 2013. On an operating basis, the return on average assets and the return on average common equity for the three months ended March 31, 2014 were 0.80% and 8.17%, respectively, compared to 0.94% and 9.81% in the fourth quarter of 2013, respectively.

ASSET QUALITY

The provision for loan losses was $4.5 million for the first quarter compared to $3.2 million for the quarter ended December 31, 2013. For the quarter, net charge-offs were $4.1 million, or 0.35% of average loans on an annualized basis, and represented an increase of $639,000 when compared to the prior quarter. Nonperforming loans increased by $1.5 million to $36.2 million, or 0.75% of total loans, at March 31, 2014, from $34.7 million, or 0.73% of total loans, at December 31, 2013. The increase in net charge-offs and nonperforming loans in the first quarter was primarily attributable to a single commercial real estate loan from a prior acquisition. Nonperforming assets increased to $46.5 million at the end of the first quarter of 2014, compared to $43.8 million in the linked quarter. Delinquency as a percentage of loans decreased to 0.85% at March 31, 2014, compared to 0.86% at December 31, 2013.

The allowance for loan losses was $53.6 million at March 31, 2014, compared to $53.2 million for the prior quarter. The Company’s allowance for loan losses was 1.12% and 1.13% of total loans at March 31, 2014 and December 31, 2013, respectively.

CONFERENCE CALL INFORMATION

Christopher Oddleifson - Chief Executive Officer and Robert Cozzone - Chief Financial Officer will host a conference call to discuss first quarter earnings at 4:30 p.m. Eastern Time on Thursday, April 17, 2014. Internet access to the call is available on the Company’s website at www.RocklandTrust.com or via telephonic access by dial-in at 1-888-317-6016 reference: INDB. A replay of the call will be available by calling 1-877-344-7529. Replay Conference Number: 10043328. The webcast replay will be available until April 17, 2015.

ABOUT INDEPENDENT BANK CORP.

Independent Bank Corp. has approximately $6.2 billion in assets and is the holding company for Rockland Trust Company, a full-service commercial bank headquartered in Massachusetts. Rockland Trust offers a wide range of banking, investment, and insurance services to businesses and individuals through retail branches, commercial lending offices, investment management offices, and residential lending centers located in Eastern Massachusetts and Rhode Island and through telephone banking, mobile banking, and the Internet. To find out why Rockland Trust is the bank “Where Each Relationship Matters ®”, please visit www.rocklandtrust.com. Rockland Trust is an FDIC Member and an Equal Housing Lender.

This press release contains certain “forward-looking statements” with respect to the financial condition, results of operations and business of the Company. These statements may be identified by such forward-looking terminology as “expect,” “achieve,” “plan,” “believe,” “future,” “positioned,” “continued,” “will,” “would,” “potential,” or similar statements or variations of such terms. Actual results may differ from those contemplated by these forward-looking statements.

Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

  a weakening in the United States economy in general and the regional and local economies within the New England region and the Company’s market area;
  adverse changes in the local real estate market;
  a further deterioration of the credit rating for U.S. long-term sovereign debt;
  acquisitions may not produce results at levels or within time frames originally anticipated and may result in unforeseen integration issues or impairment of goodwill and/or other intangibles;
  changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;
  higher than expected tax rates and any changes in and any failure by the Company to comply with tax laws generally and requirements of the federal New Markets Tax Credit program;
  unexpected changes in market interest rates for interest earning assets and/or interest bearing liabilities;
  adverse changes in asset quality including an unanticipated credit deterioration in our loan portfolio;
  unexpected increased competition in the Company’s market area;
  unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather or other external events;
  a deterioration in the conditions of the securities markets;
  our inability to adapt to changes in information technology;
  electronic fraudulent activity within the financial services industry, especially in the commercial banking sector;
  adverse changes in consumer spending and savings habits;
  the effect of new laws and regulations regarding the financial services industry including, but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act;
  changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) generally applicable to the Company’s business;
  changes in accounting policies, practices and standards, as may be adopted by the regulatory agencies as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, and other accounting standard setters; and
  other unexpected material adverse changes in our operations or earnings.

The Company wishes to caution readers not to place undue reliance on any forward-looking statements as the Company’s business and its forward-looking statements involve substantial known and unknown risks and uncertainties included in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (“Risk Factors”). Except as required by law, the Company disclaims any intent or obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise. Any public statements or disclosures by the Company following this release which modify or impact any of the forward-looking statements contained in this release will be deemed to modify or supersede such statements in this release. In addition to the information set forth in this press release, you should carefully consider the Risk Factors.

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Operating earnings and operating EPS, which are non-GAAP financial measures, exclude gain or loss due to items that management believes are unrelated to its core banking business and will not have a material financial impact on operating results in future periods, such as gains or losses on the sales of securities, merger and acquisition expenses, and other items. The Company’s management uses operating earnings and operating EPS to measure the strength of the Company’s core banking business and to identify trends that may to some extent be obscured by such excluded gains or losses. The Company has included information on these non-GAAP measures because management believes that investors may find it useful to have access to the same analytical tool used by management and may also find that it facilitates the comparison of the Company to other companies in the financial services industry. These non-GAAP measures should not be viewed as a substitute for operating results determined in accordance with GAAP. An item which management deems to be non-core and excludes when computing these non-GAAP measures can be of substantial importance to the Company’s results for any particular quarter or year. The Company’s non-GAAP performance measures, including operating earnings and operating EPS, are not necessarily comparable to non-GAAP performance measures which may be presented by other companies.

INDEPENDENT BANK CORP. FINANCIAL SUMMARY

				% Change	% Change
CONSOLIDATED BALANCE SHEETS	March 31,	December 31,	March 31,	Mar 2014 vs.	Mar 2014 vs.
(Unaudited dollars in thousands)	2014	2013	2013	Dec 2013	Mar 2013

Assets
Cash and due from banks	$142,349	$168,106	$70,434	-15.32%	102.10%
Interest-earning deposits with banks	74,934	48,219	129,406	55.40%	-42.09%
Securities
Securities available for sale	348,258	356,862	335,693	-2.41%	3.74%
Securities held to maturity	375,556	350,652	209,090	7.10%	79.61%
Total securities	723,814	707,514	544,783	2.30%	32.86%

Loans held for sale	6,788	8,882	36,790	-23.58%	-81.55%
Loans
Commercial and industrial	822,509	784,202	702,486	4.88%	17.09%
Commercial real estate	2,282,939	2,249,260	2,123,778	1.50%	7.49%
Commercial construction	239,536	223,859	211,984	7.00%	13.00%
Small business	78,147	77,240	77,220	1.17%	1.20%
Total commercial	3,423,131	3,334,561	3,115,468	2.66%	9.88%
Residential real estate	538,626	541,443	555,413	-0.52%	-3.02%
Home equity - 1st position	499,095	497,075	481,935	0.41%	3.56%
Home equity subordinate positions	328,190	325,066	310,695	0.96%	5.63%
Total consumer real estate	1,365,911	1,363,584	1,348,043	0.17%	1.33%
Other consumer	18,227	20,162	23,967	-9.60%	-23.95%
Total loans	4,807,269	4,718,307	4,487,478	1.89%	7.13%
Less - allowance for loan losses	(53,629)	(53,239)	(51,906)	0.73%	3.32%
Net loans	4,753,640	4,665,068	4,435,572	1.90%	7.17%
Federal Home Loan Bank stock	39,926	39,926	38,674	0.00%	3.24%
Bank premises and equipment	64,433	64,950	55,160	-0.80%	16.81%
Goodwill and core deposit intangible	182,051	182,642	161,616	-0.32%	12.64%
Other assets	237,985	213,927	248,685	11.25%	-4.30%
Total assets	$6,225,920	$6,099,234	$5,721,120	2.08%	8.82%

Liabilities and Stockholders' Equity
Deposits
Demand deposits	$1,399,717	$1,369,432	$1,199,623	2.21%	16.68%
Savings and interest checking accounts	2,032,204	1,940,153	1,711,477	4.74%	18.74%
Money market	957,052	933,205	872,044	2.56%	9.75%
Time certificates of deposit	725,286	743,628	768,266	-2.47%	-5.59%
Total deposits	5,114,259	4,986,418	4,551,410	2.56%	12.37%
Borrowings
Federal Home Loan Bank borrowings	140,228	140,294	262,091	-0.05%	-46.50%
Customer repurchase agreements and other short-term borrowings	128,485	154,288	134,618	-16.72%	-4.56%
Wholesale repurchase agreements	50,000	50,000	50,000	0.00%	0.00%
Junior subordinated debentures	73,852	73,906	74,073	-0.07%	-0.30%
Subordinated debentures	30,000	30,000	30,000	0.00%	0.00%
Total borrowings	422,565	448,488	550,782	-5.78%	-23.28%
Total deposits and borrowings	5,536,824	5,434,906	5,102,192	1.88%	8.52%
Other liabilities	86,540	72,788	81,353	18.89%	6.38%
Stockholders' equity
Common stock	236	235	226	0.43%	4.42%
Additional paid in capital	306,156	305,179	270,927	0.32%	13.00%
Retained earnings	301,218	293,560	270,891	2.61%	11.20%
Accumulated other comprehensive loss, net of tax	(5,054)	(7,434)	(4,469)	-32.02%	13.09%
Total stockholders' equity	602,556	591,540	537,575	1.86%	12.09%
Total liabilities and stockholders' equity	$6,225,920	$6,099,234	$5,721,120	2.08%	8.82%

CONSOLIDATED STATEMENTS OF INCOME	Three Months Ended
(Unaudited dollars in thousands)				% Change	% Change
	March 31,	December 31,	March 31,	Mar 2014 vs.	Mar 2014 vs.
	2014	2013	2013	Dec 2013	Mar 2013

Interest income
Interest on fed funds sold and short term investments	$38	$65	$34	-41.54%	11.76%
Interest and dividends on securities	4,687	4,362	3,540	7.45%	32.40%
Interest on loans	48,204	48,032	46,978	0.36%	2.61%
Interest on loans held for sale	51	112	268	-54.46%	-80.97%
Total interest income	52,980	52,571	50,820	0.78%	4.25%
Interest expense
Interest on deposits	2,791	2,766	2,665	0.90%	4.73%
Interest on borrowed funds	2,583	2,900	3,293	-10.93%	-21.56%
Total interest expense	5,374	5,666	5,958	-5.15%	-9.80%
Net interest income	47,606	46,905	44,862	1.49%	6.12%
Less - provision for loan losses	4,502	3,150	1,300	42.92%	246.31%
Net interest income after provision for loan losses	43,104	43,755	43,562	-1.49%	-1.05%
Noninterest income
Deposit account fees	4,359	4,776	4,217	-8.73%	3.37%
Interchange and ATM fees	2,975	2,949	2,328	0.88%	27.79%
Investment management	4,603	4,416	3,884	4.23%	18.51%
Mortgage banking income	487	941	2,281	-48.25%	-78.65%
Increase in cash surrender value of life insurance policies	722	904	746	-20.13%	-3.22%
Gain on life insurance benefits	1,627	227	-	616.74%	100.00%
Net gain on sale of nonequity securities	-	258	-	-100.00%	n/a
Net gain (loss) on sale of equity securities	91	(23)	-	-495.65%	100.00%
Loan level derivative income	746	760	532	-1.84%	40.23%
Other noninterest income	1,906	2,256	1,736	-15.51%	9.79%
Total noninterest income	17,516	17,464	15,724	0.30%	11.40%
Noninterest expense
Salaries and employee benefits	23,080	22,931	22,715	0.65%	1.61%
Occupancy and equipment	6,146	4,908	5,249	25.22%	17.09%
Data processing and facilities management	1,253	1,183	1,184	5.92%	5.83%
FDIC assessment	905	926	821	-2.27%	10.23%
Merger and acquisition	77	6,219	1,345	-98.76%	-94.28%
Other noninterest expense	10,426	11,678	11,606	-10.72%	-10.17%
Total noninterest expense	41,887	47,845	42,920	-12.45%	-2.41%
Income before income taxes	18,733	13,374	16,366	40.07%	14.46%
Provision for income taxes	5,350	2,786	4,114	92.03%	30.04%
Net income	$13,383	$10,588	$12,252	26.40%	9.23%

Basic earnings per share	$0.56	$0.45	$0.54	24.44%	3.70%
Diluted earnings per share	$0.56	$0.45	$0.54	24.44%	3.70%
Basic average shares	23,819,065	23,383,608	22,823,753
Diluted average shares	23,919,238	23,481,053	22,869,793

Performance ratios
Net interest margin (FTE)	3.49%	3.45%	3.58%
Return on average assets	0.88%	0.70%	0.88%
Return on average common equity	9.02%	7.29%	9.25%

Reconciliation table - non-GAAP financial information
Net income	$13,383	$10,588	$12,252	26.40%	9.23%
Noninterest income components
Less - gain on sale of nonequity securities, net of tax	-	(153)	-
Less - gain on life insurance benefits (tax exempt)	(1,627)	(227)	-
Noninterest expense components
Add - severance, net of tax	-	-	192
Add - merger & acquisition expenses, net of tax	66	4,033	856
Add - impairment on acquired facilities, net of tax	298	-	-
Net operating earnings	$12,120	$14,241	$13,300	-14.89%	-8.87%

Diluted earnings per share, on an operating basis	$0.51	$0.61	$0.58	-16.39%	-12.07%

Reconciliation table - non-GAAP financial information
(Unaudited dollars in thousands)	Three Months Ended
				% Change
	March 31,	December 31,	March 31,	Mar 2014 vs.	Mar 2014 vs.
	2014	2013	2013	Dec 2013	Mar 2013

Noninterest income GAAP	$17,516	$17,464	$15,724	0.30%	11.40%
Less - net gain on sale of nonequity securities	-	(258)	-	-100.00%	n/a
Less - gain on life insurance benefits	(1,627)	(227)	-	616.74%	100.00%
Total noninterest income as adjusted	$15,889	$16,979	$15,724	-6.42%	1.05%

Noninterest expense GAAP	$41,887	$47,845	$42,920	-12.45%	-2.41%
Less - severance	-	-	(325)	n/a	-100.00%
Less - merger and acquisition expenses	(77)	(6,219)	(1,345)	-98.76%	-94.28%
Less - impairment on acquired facilities	(503)	-	-	-100.00%	-100.00%
Total noninterest expense as adjusted	$41,307	$41,626	$41,250	-0.77%	0.14%

Asset quality	Nonperforming Assets			Net Charge-Offs
	At			For the Three Months Ending
	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,
	2014	2013	2013	2014	2013	2013

Nonperforming loans
Commercial & industrial loans	$3,299	$4,178	$3,188	$704	$83	$287
Commercial real estate loans	13,970	11,834	9,355	2,854	2,567	407
Small business loans	788	633	680	221	112	106
Residential real estate loans	11,000	10,791	11,950	128	113	61
Home equity	7,062	7,068	7,687	1	354	256
Other consumer	52	155	231	204	244	111
Total nonperforming loans / total net charge-offs	$36,171	$34,659	$33,091	$4,112	$3,473	$1,228
Nonaccrual securities	2,353	1,541	1,903
Other assets in possession	167	167	176
Other real estate owned	7,830	7,466	11,645
Total nonperforming assets	$46,521	$43,833	$46,815

Nonperforming loans/gross loans	0.75%	0.73%	0.74%
Allowance for loan losses/nonperforming loans	148.27%	153.61%	156.86%
Gross loans/total deposits	94.00%	94.62%	98.60%
Allowance for loan losses/total loans	1.12%	1.13%	1.16%

Net charge-offs to average loans (quarter annualized)				0.35%	0.30%	0.11%
	Troubled Debt Restructurings
	At
	March 31,	December 31,	March 31,
	2014	2013	2013
Troubled debt restructurings on accrual status	$40,329	$38,410	$41,682
Troubled debt restructurings on nonaccrual status	6,998	7,454	8,748
Total troubled debt restructurings	$47,327	$45,864	$50,430

	Three Months Ending
	March 31,	December 31,	March 31,
Nonperforming assets reconciliation	2014	2013	2013
Nonperforming assets beginning balance	$43,833	$48,879	$42,427
New to Nonperforming	10,369	12,275	10,243
Loans charged-off	(4,566)	(4,097)	(1,574)
Loans paid-off	(1,367)	(7,073)	(2,402)
Loans transferred to other real estate owned/other assets	(746)	(523)	(771)
Loans restored to performing status	(2,062)	(3,374)	(1,096)
New to other real estate owned	746	523	771
Acquired other real estate owned	-	419	-
Sale of other real estate owned	(590)	(2,386)	(918)
Capital improvements to other real estate owned	444	510	304
Other	460	(1,320)	(169)
Nonperforming assets ending balance	$46,521	$43,833	$46,815

	March 31,	December 31,	March 31,
Financial ratios	2014	2013	2013
Book value per common share	$25.23	$24.85	$23.50
Tangible book value per share	$17.61	$17.18	$16.44
Tangible common capital/tangible assets	6.96%	6.91%	6.76%

Capital adequacy
Tier one leverage capital ratio (1)	8.60%	8.64%	8.51%
(1) Estimated number for March 31, 2014.

INDEPENDENT BANK CORP. SUPPLEMENTAL FINANCIAL INFORMATION

(Unaudited - dollars in thousands)	Three Months Ended
	March 31, 2014			December 31, 2013			March 31, 2013
		Interest			Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/	Average	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate	Balance	Paid	Rate

Interest-earning assets
Interest-earning deposits with banks, federal funds sold, and short term investments	$61,356	$38	0.25%	$104,749	$65	0.25%	$53,149	$34	0.26%
Securities
Taxable investment securities	706,355	4,650	2.67%	646,708	4,339	2.66%	523,550	3,529	2.73%
Nontaxable investment securities (1)	6,143	63	4.16%	3,394	35	4.09%	916	18	7.97%
Total securities	712,498	4,713	2.68%	650,102	4,374	2.67%	524,466	3,547	2.74%
Loans held for sale	6,041	51	3.42%	12,553	112	3.54%	41,890	268	2.59%
Loans
Commercial and industrial	816,467	7,941	3.94%	770,729	7,707	3.97%	693,284	6,838	4.00%
Commercial real estate (1)	2,281,778	24,205	4.30%	2,231,793	24,386	4.34%	2,121,824	23,729	4.54%
Commercial construction	228,818	2,346	4.16%	221,010	2,335	4.19%	199,303	2,016	4.10%
Small business	77,503	1,069	5.59%	75,607	1,072	5.63%	77,688	1,060	5.53%
Total commercial	3,404,566	35,561	4.24%	3,299,139	35,500	4.27%	3,092,099	33,643	4.41%
Residential real estate	540,382	5,166	3.88%	518,742	4,973	3.80%	580,617	5,918	4.13%
Home equity	823,890	7,258	3.57%	813,466	7,321	3.57%	797,204	7,094	3.61%
Total consumer real estate	1,364,272	12,424	3.69%	1,332,208	12,294	3.66%	1,377,821	13,012	3.83%
Other consumer	19,226	485	10.23%	20,177	479	9.42%	25,884	561	8.79%
Total loans	4,788,064	48,470	4.11%	4,651,524	48,273	4.12%	4,495,804	47,216	4.26%
Total interest-earning assets	$5,567,959	$53,272	3.88%	$5,418,928	$52,824	3.87%	$5,115,309	$51,065	4.05%
Cash and due from banks	140,788			165,667			68,653
Federal Home Loan Bank stock	39,926			39,300			41,045
Other assets	405,367			393,365			420,470
Total assets	$6,154,040			$6,017,260			$5,645,477
Interest-bearing liabilities
Deposits
Savings and interest checking accounts	$1,962,983	$889	0.18%	$1,883,026	$915	0.19%	$1,612,395	$707	0.18%
Money market	997,817	619	0.25%	917,744	582	0.25%	868,405	578	0.27%
Time deposits	733,018	1,281	0.71%	718,432	1,269	0.70%	758,504	1,380	0.74%
Total interest-bearing deposits	$3,693,818	$2,789	0.31%	$3,519,202	$2,766	0.31%	$3,239,304	$2,665	0.33%
Borrowings
Federal Home Loan Bank borrowings	$151,273	$1,002	2.69%	$179,743	$1,258	2.78%	$271,558	$1,378	2.06%
Customer repurchase agreements and other short-term borrowings	138,536	55	0.16%	160,415	72	0.18%	155,666	91	0.24%
Wholesale repurchase agreements	50,000	286	2.32%	50,000	292	2.32%	50,000	286	2.32%
Junior subordinated debentures	73,884	992	5.45%	73,933	1,019	5.47%	74,104	999	5.47%
Subordinated debentures	30,000	248	3.35%	30,000	259	3.43%	30,000	539	7.29%
Total borrowings	$443,693	$2,583	2.36%	$494,091	$2,900	2.33%	$581,328	$3,293	2.30%
Total interest-bearing liabilities	$4,137,511	$5,372	0.53%	$4,013,293	$5,666	0.56%	$3,820,632	$5,958	0.63%
Demand deposits	1,347,559			1,353,155			1,200,810
Other liabilities	67,259			74,660			86,769
Total liabilities	$5,552,329			$5,441,108			$5,108,211
Stockholders' equity	601,711			576,152			537,266
Total liabilities and stockholders' equity	$6,154,040			$6,017,260			$5,645,477

Net interest income		$47,900			$47,158			$45,107

Interest rate spread (2)			3.35%			3.31%			3.42%

Net interest margin (3)			3.49%			3.45%			3.58%

Supplemental Information
Total deposits, including demand deposits	$5,041,377	$2,789		$4,872,357	$2,766		$4,440,114	$2,665
Cost of total deposits			0.22%			0.23%			0.24%
Total funding liabilities, including demand deposits	$5,485,070	$5,372		$5,366,448	$5,666		$5,021,442	$5,958
Cost of total funding liabilities			0.40%			0.42%			0.48%

(1) The total amount of adjustment to present interest income and yield on a fully tax-equivalent basis is $291,000, $253,000, and $245,000 for the three months ended March 31, 2014, December 31, 2013, and March 31, 2013, respectively.
(2) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.

CONTACT:
Independent Bank Corp.
Chris Oddleifson, 781-982-6660
President and Chief Executive Officer
or
Robert Cozzone, 781-982-6723
Chief Financial Officer and Treasurer